Exhibit 23.1

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We consent to the incorporation by reference in this Registration Statement (Form S-8) pertaining to the Juno Therapeutics, Inc. 2014 Equity Incentive Plan, 2014 Employee Stock Purchase Plan, and 2013 Equity Incentive Plan of our report dated September 12, 2014 (except as to the last paragraph of Note 2, as to which the date is December 8, 2014), with respect to the financial statements of Juno Therapeutics, Inc. included in Juno Therapeutics, Inc.’s Registration Statement on Form S-1 (No. 333-200293) and related Prospectus of Juno Therapeutics, Inc. filed with the Securities and Exchange Commission.

/s/ Ernst & Young LLP
Seattle, Washington
December 18, 2014